EXHIBIT 4.4

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is entered into as of March 31, 2003, by and among Centiv, Inc., a Delaware corporation (the “Company”), and the purchasers identified on Exhibit A to this Agreement (the “Purchasers”).

Background

A.  Each Purchaser desires to purchase units (“Units”) from the Company, each Unit consisting of (i) one share of the Company’s Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designations, Preferences and Rights attached hereto as Exhibit C (“Certificate of Designations”) and (ii) a warrant in the form attached hereto as Exhibit D (the “Warrants”) to purchase two shares of the Company’s Common Stock, $.001 per share (“Common Stock”).  The purchase price per Unit shall be $5.00 (the “Purchase Price”).  The shares of Series B Preferred Stock included in the Units (the “Shares”) are convertible into shares of Common Stock in accordance with the Certificate of Designations.  The initial conversion ratio is ten (10) shares of Common Stock for each one (1) share of Series B Preferred Stock.  The Preferred Stock and Warrant included within a Unit are not linked and may be transferred separate from each other once acquired by a Purchaser.

B.  In connection with the purchase and sale of the Units, the parties to this Agreement are entering into an Amended and Restated Investor Rights Agreement in the form attached to this Agreement as Exhibit E (the “Investor Rights Agreement”), pursuant to which the Company has agreed to provide certain registration and other rights to the Purchasers.

NOW, THEREFORE, the Company and the Purchasers hereby agree as follows:

1.               CERTAIN DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings ascribed to them as provided below:

“Common Stock Beneficially Owned” with respect to a Purchaser or group of Purchasers includes all shares of Common Stock then held or acquirable by such Purchaser or group of Purchasers that were acquired or are acquirable (a) directly upon exercise of outstanding Warrants and (b) upon conversion of Shares.

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

“Investment Amount” shall mean the dollar amount to be invested in the Company at the Closing pursuant to this Agreement by any Purchaser, either in cash or by conversion of the principal and accrued interest under the Senior Subordinated Debt, as set forth opposite such Purchaser’s name on Exhibit A.

“Material Adverse Effect” shall mean any material adverse effect on (i) the ability of the Company to perform its obligations hereunder (including the issuance of the Shares and the Warrants), under the Certificate of Designations, under the Warrants (including the issuance of the Warrant Shares)

or under the Investor Rights Agreement or (ii) the business, operations, prospects, properties or financial condition of the Company and its subsidiaries, taken as a whole.

“Securities” shall mean the Shares, the Warrants, the Warrant Shares and the Conversion Shares.

“Senior Subordinated Debt” shall mean the indebtedness evidenced by the Company’s Senior Subordinated Convertible Promissory Notes issued under the Senior Subordinated Convertible Bridge Loan and Warrant Agreement dated September 30, 2002 by and among the Company and the investors identified therein.

“Shares” means the shares of Series B Preferred Stock to be issued and sold by the Company and purchased by the Purchasers at the Closing, including those shares to be issued in exchange for shares of Series A Convertible Preferred Stock pursuant to Section 2.3.

“Warrant Shares” shall mean the shares of capital stock issuable upon exercise of or otherwise pursuant to the Warrants.

2.               PURCHASE AND SALE OF SHARES AND WARRANTS.

2.1  Sale and Issuance of Securities.  The Company has authorized the sale and issuance of up to 1,000,000 Units.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and such Purchaser shall purchase from the Company, the number of Units set forth opposite the name of such Purchaser on Exhibit A at the Purchase Price, for an aggregate purchase price equal to the Investment Amount set forth opposite the name of such Purchaser on Exhibit A. The commitments to purchase Units are the several, and not joint, obligations of each Purchaser.

2.2  Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the closing of the purchase and sale of the Securities (the “Closing”) shall be at the offices of Gardner Carton &Douglas LLC, 191 North Wacker Drive, Suite 3700, Chicago, Illinois at 12:00 noon Chicago Time on March 31, 2003, or such other date or time as the parties may mutually agree (“Closing Date”).  At the Closing, each Purchaser shall pay the Company an amount equal to such Purchaser’s Investment Amount by wire transfer to the Company, in accordance with the Company’s written wiring instructions, and/or by surrender of Senior Subordinated Debt for cancellation of principal and interest against delivery of certificates representing the Shares and duly executed Warrants included in the Units being purchased by such Purchaser.

2.3  Exchange of Series A Convertible Preferred Stock.  At the Closing, the Purchasers who own Series A Convertible Preferred Stock as set forth on Exhibit B shall exchange Series A Convertible Preferred Stock for shares of Series B Preferred Stock as follows:  for each ten dollars of Investment Amount invested by a Purchaser, the Purchaser will surrender one (1) share of Series A Convertible Preferred Stock and the warrants, on a pro rata basis, issued in connection with such share of Series A Convertible Preferred Stock and receive in exchange from the Company two (2) shares of Series B Preferred Stock (which shares shall be in addition to the shares purchased for the Investment Amount); provided, however, that no Warrants will be issued in connection with the shares of Series B Preferred Stock issued pursuant to this Section 2.3.  In addition, the warrants to purchase Series A Preferred Stock held by such Purchasers which are not surrendered, if any, will be converted, in accordance with their terms, into warrants to purchase Common Stock.

2.4  Senior Subordinated Debt Warrant Cancellation. The Purchasers who are paying for some or all of their Investment Amount by way of cancellation of Senior Subordinated Debt hereby agree that upon the cancellation of such Senior Subordinated Debt, a pro rata portion of the warrants to purchase

Common Stock they were issued in connection with the issuance of the Senior Subordinated Debt will be cancelled in proportion to the percentage of the Senior Subordinated Debt that they hold that is being cancelled hereunder.

3.               THE PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Each Purchaser severally and not jointly represents and warrants to the Company as follows:

3.1  Purchase for Own Account.  The Purchaser is purchasing the Securities for the Purchaser’s own account and not with a present view towards the distribution thereof.  The Purchaser understands that the Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering any such Securities other than as contemplated by the Investor Rights Agreement. Notwithstanding anything in this Section 3.1 to the contrary, by making the foregoing representation, the Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act and any applicable state securities laws.

3.2  Information.  The Purchaser has been furnished all materials relating to the business, finances and operations of the Company and its subsidiaries and materials relating to the offer and sale of the Securities which have been requested by the Purchaser.  The Purchaser has been afforded the opportunity to ask questions of the Company and has received satisfactory answers to any such inquiries.  Neither such inquiries nor any other due diligence investigation conducted by the Purchaser or its counsel or any of its representatives shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in Section 4 below.

3.3  Governmental Review.  The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

3.4  Authorization; Enforcement.  The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Units in accordance with the terms hereof.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.5  Transfer or Resale.  The Purchaser understands that (i) except as provided in the Investor Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, (b) the Purchaser shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred under an exemption from such registration, (c) sold under Rule 144 promulgated under the Securities Act (or a successor rule), or (d) sold or transferred to an affiliate of the Purchaser pursuant to an exemption under the Securities Act; and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, in each case, other than pursuant to the Investor Rights Agreement.

3.6.  Legends.  The Purchaser understands that the Shares, the Warrants and, until such time as the Conversion Shares and shares of Common Stock issuable directly upon exercise of the Warrants have been registered under the Securities Act as contemplated by the Investor Rights Agreement or otherwise may be sold by the Purchaser under Rule 144, the certificates for such Conversion Shares and other shares of Common Stock  may bear a restrictive legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States.  The securities represented hereby may not be offered or sold in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred under an available exemption from the registration requirements of those laws.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, (a) the sale of such Security is registered under the Securities Act, (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act or (c) such holder provides the Company with reasonable assurances that such Security can be sold under Rule 144(k).  The Purchaser agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, pursuant to an effective registration statement or under an exemption from the registration requirements of the Securities Act.  In consideration of such removal, the Purchaser agrees and covenants that in connection with the registration of such Securities, it will sell all Securities in accordance with the plan of distribution contained in the registration statement pursuant to which it is selling its Securities, it will deliver a prospectus in accordance with the prospectus delivery requirements of the Securities Act, and in the event that the Company informs such Purchaser that the registration statement has ceased to be effective under the Securities Act, such Purchaser shall, at the request of the Company, return its Securities for legending unless at such time such Securities may be sold under Rule 144(k).

3.7  Accredited Investor Status.  The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act (“Regulation D”).

3.8  Company Reliance.  The Purchaser understands that the Shares are being offered and sold and  the Warrants are being issued  to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

4.               REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser as follows:

4.1  Organization and Qualification.  The Company is a corporation duly organized and existing under the laws of Delaware, and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. The Company does not have any subsidiaries and does not have an equity interest greater than 20% in any other entity.

4.2  Authorization; Enforcement.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Certificate of Designation, the Warrants and the Investor Rights Agreement, to issue and sell the Shares and the Warrants in accordance with the terms hereof, to issue the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants and to issue the Conversion Shares upon conversion of the Shares in accordance with the Certificate of Designations; (ii) the execution, delivery and performance of this Agreement, the Warrants and the Investor Rights Agreement by the Company, the adoption and filing of the Certificate of Designations and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Shares and the issuance of the Warrants, and the reservation for issuance and issuance of the Warrant Shares and Conversion  Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders (except for ratification of the anti-dilution protection afforded to the Shares) is required; (iii) this Agreement has been duly executed and delivered by the Company; (iv) the Certificate of Designations has been duly filed with the Delaware Secretary of State; and (v) this Agreement constitutes, and, upon execution and delivery by the Company of the Investor Rights Agreement and the Warrants, such agreements will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3  Capitalization.  The capitalization of the Company as of the date hereof is set forth on Section 4.3 of Schedule 4 to this Agreement (the “Disclosure Schedule”), including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock.  Section 4.3 of the Disclosure Schedule also sets forth the number of Shares to be issued pursuant to the terms hereof and the number of Warrant Shares to be issued upon the exercise of the Warrants and the number of Conversion Shares reserved for issuance upon conversion of the Series B Preferred Stock.  All of such outstanding shares of the Company’s capital stock have been, or upon issuance will be, validly issued, fully paid and nonassessable. The Series B Preferred Stock has the rights, preferences and privileges set forth in the Certificate of Designations.  Except as set forth in Section 4.3 of the Disclosure Schedule, no shares of capital stock of the Company (including the Shares and the Warrant Shares) or any of the subsidiaries are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances.  Except for the Securities and as disclosed in Section 4.3 of the Disclosure Schedule, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or such subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Investor Rights Agreement).  Except as set forth in Section 4.3 of the Disclosure Schedule there are no securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of the Securities in accordance with the terms of this Agreement, the Warrants or the Investor Rights Agreement

and the holders of the securities and instruments listed in Section 4.3 of such Disclosure Schedule have waived any rights they may have under such anti-dilution or similar provisions in connection with the issuance of the Securities in accordance with the terms of this Agreement, the Warrants or the Investor Rights Agreement.  The Company has made available to each Purchaser true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (“Certificate of Incorporation”), the Company’s By-laws as in effect on the date hereof (the “By-laws”) and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company, except for stock options granted under any employee benefit plan or director stock option plan of the Company.

4.4  Issuance of Shares.  The Shares are duly authorized and when issued and paid for in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances, and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof. The Warrant Shares are duly authorized and reserved for issuance, and, upon exercise of the Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable and free from all taxes and liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof. The Conversion Shares are duly authorized and reserved for issuance, and, upon conversion of the Series B Preferred Stock in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable and free from all taxes and liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

4.5  No Conflicts.  The execution, delivery and performance of this Agreement, the Investor Rights Agreement and the Warrants by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Shares, Conversion Shares and the Warrant Shares and the issuance of the Warrants) will not (i) conflict with or result in a violation of the Company’s Certificate of Incorporation (including the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock) or By-laws or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected. The Company is not in violation of its Certificate of Incorporation, By-laws and other organizational documents and the Company is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, except for actual or possible violations, defaults or rights as would not, individually or in the aggregate, have a Material Adverse Effect.  The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for actual or possible violations, if any, the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. Except as set forth in Section 4.5 of the Disclosure Schedule and except as specifically contemplated by this Agreement or the Warrants and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement (including, without limitation, the issuance and sale of the Shares and Warrants as provided hereby), the Certificate of Designations (including the issuance of the Conversion Shares) or the Warrants (including the issuance of the Warrant Shares), in each case in accordance with the terms hereof or thereof.  Except as set forth in Section 4.5 of the Disclosure Schedule, the Company is not in violation of the listing requirements of the Nasdaq Stock Market (“Nasdaq”) and does not reasonably anticipate that the Common Stock will be delisted by Nasdaq in the foreseeable future based on its rules (and interpretations thereof) as currently in effect.

4.6.  SEC Documents; Financial Statements.  Since January 1, 2000, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has filed all registration statements and other documents required to be filed by it with the SEC pursuant to the Securities Act (all of the foregoing, including the financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any statements made in any such SEC Documents that are or were required to be updated or amended under applicable law have been so updated or amended.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such SEC Documents and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such SEC Documents, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the SEC Documents, since December 31, 2000, there has been no change by the Company in the method for which it accounts for revenues or expenses under generally accepted accounting principles.

4.7  Absence of Certain Changes.  Except as disclosed in the SEC Documents, since September 30, 2002, there has been no change or development which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

4.8  Absence of Litigation.  Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, threatened in writing against or affecting the Company, or any of its subsidiaries, or any of their directors or officers in their capacities as such which would reasonably be expected to have a Material Adverse Effect or which would adversely affect the validity, enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement (including the issuance of the Shares and the Warrants), the Certificate of Designations (including the issuance of the Conversion Shares). the Investor Rights Agreement, the Warrants

(including the issuance of the Warrant Shares) or any other agreement or document delivered pursuant hereto or thereto.

4.9  Intellectual Property.  The Company owns or is licensed to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, permits, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business as now being conducted and as proposed to be conducted.  To the knowledge of the Company, after reasonable inquiry, the Company is not infringing or in conflict with any other person with respect to any Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. The Company has not received written notice that it is infringing upon third party Intangibles.  The Company has not entered into any consent, indemnification, forbearance to sue or settlement agreements with respect to the validity of the Company’s ownership or right to use its Intangibles and to the Company’s knowledge, after reasonable inquiry, there is no basis for any claim relating to any consent, indemnification, forbearance to sue or settlement agreement with respect to the validity of the Company’s or such subsidiary’s ownership or right to use its Intangibles to be successful.  The Intangibles are valid and enforceable, and no registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceedings, and all applications therefor are pending and in good standing. The Company has complied, in all material respects, with its contractual obligations relating to the protection of the Intangibles used pursuant to licenses.  To the Company’s knowledge, no person is infringing on or violating the Intangibles owned or used by the Company.

4.10  Foreign Corrupt Practices.  Neither the Company, nor any director or officer, nor, to the Company’s knowledge, any agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of such person’s actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.11  Environment.  Except as disclosed in the SEC Documents (i) there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the properties of the Company that, individually or in the aggregate, would have a Material Adverse Effect and (ii) the Company has not violated any environmental law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and will not have a Material Adverse Effect.

4.12  Title.  The Company has good title in fee simple to all real property and good title to all personal property owned by it which is material to its business, free and clear of all liens, encumbrances and defects except for liens to secure the Company’s bank lines of credit and such defects in title that, individually or in the aggregate, could not have a Material Adverse Effect.  Any real property and facilities held under lease by the Company are held by the Company under valid, subsisting and enforceable leases with such exceptions which have not had and will not have a Material Adverse Effect.

4.13  Insurance.  The Company maintains such insurance relating to its business, operations, assets, key-employees and officers and directors as is appropriate to their  business, assets and operations, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, assets and operations, and such insurance coverages will be continued in full force and effect to and including the Closing Date other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected to have a Material Adverse Effect.

4.14  Disclosure.  All information relating to or concerning the Company set forth in this Agreement or provided to the Purchaser in connection with the transactions contemplated hereby, including the disclosure contained in Schedule 4, viewed in its entirety, is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations, prospects or financial conditions, which has not been publicly disclosed but, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to a primary issuance of the Company’s securities.  The Company has not provided, and without the Purchaser’s request therefore, will not hereafter provide to the Purchaser, any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been disclosed.

4.15  Acknowledgment Regarding the Purchaser’s Purchase of the Securities. The Company acknowledges and agrees that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and the relationship between the Company and the Purchaser is “arms length” and that any statement made by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchaser’s purchase of Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

4.16  No Brokers.  The Company has not engaged any person, whose fees are being paid exclusively by the Company, to which or to whom brokerage commissions, finder’s fees, financial advisory fees or similar payments are or will become due in connection with this Agreement or the transactions contemplated.

4.17  Tax Status.  The Company has made or filed (or has sought extensions for) all material federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material  in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except with respect to amounts totaling in the aggregate less than $50,000, there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction.  The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any federal, state or local tax.  Since January 1, 1996, none of the Company’s tax returns has been or is being audited by any taxing authority.

4.18  Transactions with Affiliates.  Except for (i) stock options and stock issuances disclosed in Section 4.3 of the Disclosure Schedule, (ii) regular salary payments and fringe benefits under an individual’s compensation package with the Company, and (iii) transactions disclosed in Section 4.18 of the Disclosure Schedule, none of the officers, employees, directors or other affiliates of the Company are a party to any transactions with the Company and there have been no assumptions or guarantees by the Company of any obligations of such affiliates or loans by the Company to any such affiliates.

4.19  No General Solicitation.  Neither the Company nor any person participating on the Company’s behalf in the transactions contemplated hereby has conducted any “general solicitation” or “general advertising”  as such terms are used in Regulation D, with respect to any of the Securities being offered hereby.

4.20  No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions.

4.21  Form S-3 Eligibility.  The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act.  To the Company’s knowledge, after reasonable investigation, there exist no facts or circumstances (including without limitation any required approvals or waivers of any circumstances that may delay or prevent the obtaining of accountant’s consents) that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities (as defined in the Investor Rights Agreement).

4.22  Employees and Consultants. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the Company’s knowledge, threatened.  No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate his employment with the Company. Each employee and consultant of the Company and each subsidiary has executed in favor of the Company or such subsidiary, the Company’s (or such subsidiary’s) standard form confidentiality and proprietary inventions assignment agreement.

4.23                           Outstanding indebtedness.  Section 4.3 of Schedule 4 contains a list of all outstanding indebtedness of the Company, other than trade payables and accrued liabilities incurred in the ordinary course of business, as of February 28, 2003.  The Company has not incurred any material indebtedness since that date.  The Company will not use the proceeds of this offering to repay any such indebtedness, other than Senior Subordinated Debt which is not surrendered for cancellation to purchase Units hereunder.

5.               COVENANTS.

5.1  Best Efforts.  The parties shall use their best efforts timely to satisfy each of the conditions set forth in Section 6 and Section 7 of this Agreement.

5.2  Form D.  The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing.  The Company shall take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to the Purchasers pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to each Purchaser on or prior to the Closing Date.

5.3  Reporting Status.  So long as any Purchaser beneficially owns any Securities or has the right to acquire any Securities pursuant to this Agreement, the Certificate of Designations or the Warrants, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination, provided, however, that the obligations of the Company in this Section 5.3 shall terminate on the date on which (i) all rights to acquire Securities pursuant to this Agreement, the Certificate of Designations or the Warrants have been exercised in full or have expired, and (ii) all Securities beneficially owned by all Purchasers and their permitted assigns may be immediately sold to the public in a single transaction pursuant to Rule 144(k) under the Securities Act or otherwise without registration or restriction.

5.4  Expenses.  The Company and the Purchasers will each bear their respective legal and other fees and expenses in connection with the transactions contemplated in this Agreement; provided, however, the Company shall pay the reasonable fees and expenses of a single counsel to the Purchasers, not to exceed $50,000.

5.5  Reservation of Shares.  The Company has and shall at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock and Series B Preferred Stock to provide for the issuance of the Shares as provided in Section 2 hereof, the issuance of the Conversion Shares upon conversion of the Series B Preferred Stock pursuant to the Certificate of Designations, and the full exercise of the Warrants and the issuance of the Warrant Shares in connection therewith and as otherwise required hereby and by the Warrants.  The Company shall not reduce the number of shares of Common Stock and Series B Preferred Stock reserved for issuance under this Agreement (except as a result of the issuance of the Shares hereunder), the Certificate of Designations (except as a result of the conversion of the Series B Preferred Stock) or the Warrants (except as a result of the expiration of the Warrants or the issuance of the Warrant Shares upon the exercise of the Warrants), without the consent of the Purchasers.

5.6  Listing.  The Company will use its commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of Nasdaq.

5.7  Corporate Existence.  The Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company’s assets in which the  surviving or successor entity in such transaction (a) assumes the Company’s obligations hereunder and under the Warrants and under the agreements and instruments entered into in connection herewith and (b) is a publicly traded Company whose common stock is listed and trades on Nasdaq, the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”), provided, however, that the obligations in this Section 5.7 shall terminate on the date that each Purchaser or its assignee no longer has any right to acquire Securities pursuant to this Agreement, upon conversion of the Series B Preferred Stock or upon exercise of the Warrants, and all Securities beneficially owned by the Purchasers and their permitted assigns may be immediately sold to the public in a single transaction pursuant to Rule 144(k) under the Securities Act or otherwise without registration or restriction.

5.8  No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, shall, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of Securities to be integrated with any prior or future offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions.

5.9                                 Anti-Dilution Protection. Notwithstanding anything contained in the Certificate of Designations, for a period of time beginning on the date of issuance of the Series B Preferred Stock and ending on the date the stockholders of the Company ratify the issuance of the Series B Preferred Stock (which ratification will be submitted to stockholders for approval at the next annual meeting of stockholders of the Company), the anti-dilution protection provided under Section B(4)(e)(iv) of the Certificate of Designations in the form of an automatic reduction of the Series B Preferred “Conversion Price” in the event the Company issues “Additional Shares of Common Stock” for a consideration per share less than the “Conversion Price” then in effect shall have no force and effect.  The Company shall use its best efforts to obtain such ratification at a meeting of stockholders of the Company on or before July 31, 2003.

5.10                           No Further Issuances.  The Company will not, without the prior written consent of the Purchasers holding a majority of the then outstanding Series B Preferred Stock issued pursuant to this Agreement, issue any additional shares of Series B Preferred Stock.

6.               CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell Units to a Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions; provided, however, that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

6.1  Execution of Agreements. The applicable Purchaser shall have executed the signature page to this Agreement and the Investor Rights Agreement, and delivered the same to the Company.

6.2  Payment of Investment Amount.  The applicable Purchaser shall have delivered to the Company such Purchaser’s Investment Amount in accordance with Section 2 above.

6.3  Representations and Warranties True.  The representations and warranties of the applicable Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time, and the applicable Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Purchaser at or prior to the Closing Date.

6.4  No Prohibitions.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.5  Certificate of Designations.  The Certificate of Designations shall have been filed with the Delaware Secretary of State.

7.               CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE SHARES AND WARRANTS.

The obligation of each Purchaser hereunder to purchase Units to be purchased by it hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for such Purchaser’s sole benefit and may be waived by such Purchaser at any time in such Purchaser’s sole discretion:

7.1  Execution of Agreements.  The Company shall have executed the signature pages to this Agreement and the Investor Rights Agreement, and delivered the same to the Purchaser.

7.2  Delivery of Shares and Warrants.  The Company shall have delivered to the Purchaser duly executed certificates representing the number of Shares and duly executed Warrants being purchased by such Purchaser, including the Shares issuable under Section 2.3.

7.3 Representations and Warranties True.  The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  The Purchaser shall have received a certificate, executed on behalf of the Company by its Chief Financial Officer, dated as of the Closing Date, to the foregoing effect and attaching true and correct copies of the resolutions adopted by the Company’s Board of Directors authorizing the execution, delivery and performance by the Company of its obligations under this Agreement, the Warrants and the Investor Rights Agreement.

7.4  No Prohibitions.  No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization, or the staff of any thereof, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

7.5  Opinion Letter.  The Purchaser shall have received a signed opinion letter of Gardner Carton & Douglas LLC, the Company’s counsel with respect to the transactions under this Agreement, dated as of the Closing Date, covering the matters set forth in Exhibit F to this Agreement and in form and substance satisfactory to the Purchasers.

7.6  No Material Adverse Effect.  From the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect.

7.7  Minimum Investment Amount.  Purchasers will be purchasing Units with a minimum aggregate Investment Amount of $1,250,000 (excluding for these purposes the cancellation of Senior Subordinated Debt).

7.8  Certificate of Designations.  The Certificate of Designations shall have been filed with the Delaware Secretary of State.

7.9  Nasdaq Listing.  The Company shall have filed Notification Form: Listing of Additional Shares for listing the Conversion Shares and the Warrant Shares for quotation on Nasdaq and trading in the Common Stock (or on Nasdaq generally) shall not have been suspended.

8.               GOVERNING LAW; MISCELLANEOUS.

8.1  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California.  Each party hereto irrevocably consents to the non-exclusive jurisdiction of the United States federal courts and the state courts located in San Francisco, California in any suit or proceeding based on or arising under this Agreement.  Each party hereto irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such courts.  Each party hereto further agrees that service of process upon the Company mailed by first class mail to the address set forth in Section 8.6 shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  Nothing herein shall affect the right of any Purchaser to serve process in any other manner permitted by law. Each party hereto agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

8.2  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed signature pages hereof to be physically delivered to the other party within five (5) days of the execution hereof.

8.3  Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

8.4  Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

8.5  Entire Agreement; Amendments; Waiver.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchasers make any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Company and by the Purchasers as provided in Section 8.12 hereof.  Any waiver by the Purchasers, on the one hand, or the Company, on the other hand, of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of or any breach of any other provision of this Agreement.  The failure of the Purchasers, on the one hand, or the Company, on the other hand to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8.6  Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, one (1) business day after being deposited with a nationally recognized overnight delivery service, or immediately if delivered personally, by same-day courier or by confirmed facsimile in each case addressed to a party in accordance with this Section 8.6.  The addresses for such communications shall be:

If to the Company:

Centiv, Inc.

998 Forest Edge Drive

Vernon Hills, IL 60061

Telephone No.:  847-876-8300

Facsimile No.:  847-955-1269

Attention:  President

With a copy to:

Gardner Carton & Douglas LLC

191 North Wacker Drive, Suite 3700

Chicago, IL  60610

Telephone No.:  312-569-1142

Facsimile No.:  312-569-3142

Attention:  Stephen A. Tsoris

If to the Purchaser, to the address of such Purchaser set forth on Exhibit A to this Agreement, with a copy to:

Richard Friedman, Esq.

9705 Eagle Rising Cove

Austin, TX 78730

Telephone No.:   (512) 338-0145

Telecopy No.:    (512) 338-9131

Each party shall provide notice to the other parties of any change in address.

8.7  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Purchasers may assign their rights under this Agreement, in whole or in part, in connection with a transfer of the Securities to which such rights relate.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the  Purchasers, except in connection with a merger, consolidation or sale of all or substantially all of the Company’s assets in which the surviving or successor entity in such transaction (a) assumes the Company’s obligations hereunder and under the Warrants and under the agreements and instruments entered into in connection herewith and (b) is a publicly traded Company whose common stock is listed and trades on Nasdaq, NYSE or AMEX.

8.8.  Survival.  The agreements and covenants set forth in Section 5 shall survive the closing.  The representations and warranties of the Purchasers set forth in Section 3 and of the Company set forth in Section 4 shall survive the Closing Date, notwithstanding any due diligence investigation conducted by or on behalf of the Company or the Purchasers, respectively.  Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies a Purchaser may have under applicable federal or state securities laws.

8.9.  Publicity.  The Company and Talkot Capital as the representative of the Purchasers shall have the right to review and comment upon the issuance of any press releases, any SEC filing, or any other public filings or statements with respect to the transactions contemplated hereby.  Each Purchaser shall be provided documents to review at least two business days prior to the filing or other issuance thereof except that draft press releases shall be provided to each Purchaser at least one business day prior to issuance. Within five business days after the Closing Date, the Company shall file a Current Report on Form 8-K or other appropriate form with the SEC disclosing the transactions contemplated hereby.

8.10  Joint Participation in Drafting.  Each party to this Agreement has participated in the negotiation and drafting of this Agreement, the Investor Rights Agreement and the Warrants. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement, the Investor Rights Agreement or the Warrants.

8.11  Equitable Relief.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser by vitiating the intent and purpose of the transactions contemplated hereby.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that a Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

8.12  Determinations.  Except as otherwise expressly provided herein, all amendments, consents, approvals and other determinations to be made by the Purchasers pursuant to this Agreement and all waivers to or of any provisions in this Agreement prior to the Closing Date shall be made by Purchasers that have agreed to invest more than 50% of the aggregate Investment Amounts to be invested by all Purchasers and except as otherwise expressly provided herein, all amendments, consents, approvals and other determinations to be made by the Purchasers pursuant to this Agreement and all waivers to or of any provisions in this Agreement after the Closing Date shall be made by Purchasers who beneficially own more than 50% of the Common Stock Beneficially Owned by all Purchasers (or their permitted assigns) at the time of such amendment, consent, approval or other determination.

8.13 Conflict Waiver.  Each Purchaser hereby acknowledges that Richard Friedman, Esq. is representing the interests of multiple Purchasers in connection with the transactions contemplated by this Agreement and hereby waives any conflict of interest with respect to such representation that may result from particular Purchasers having interests potentially in conflict with other Purchasers with respect to such transactions.

IN WITNESS WHEREOF, the Purchasers and the Company have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

COMPANY:

CENTIV, INC.

By:	/s/ Thomas M. Mason
Title:	Chief Financial Officer

CENTIV, INC.

SECURITIES PURCHASE AGREEMENT

PURCHASER SIGNATURE PAGE

(PRINT NAME OF PURCHASER)

(SIGNATURE)

(PRINTED NAME OF SIGNATORY)

(TITLE OF SIGNATORY)

Exhibits and Schedules

Exhibit A – Schedule of Purchasers

Exhibit B – Series A Exchange

Exhibit C – Certificate of Designations, Preferences and Rights

Exhibit D – Form of Warrant

Exhibit E – Investor Rights Agreement

Exhibit F – Form of Opinion of Company Counsel

Schedule 4 – Disclosure Schedule

EXHIBIT A

SCHEDULE OF PURCHASERS

Name and address	Cash Invested at Closing	Senior Subordinated Debt Cancelled at Closing (including interest)	Investment Amount	Number of Units Purchased
Talkot Crossover Fund 2400 Bridgeway, Suite 300 Sausalito, CA 94965 Telephone No.: (415) 332-3760 Telecopy No.: (415) 332-3760 x6019 Attention: Thomas B. Akin	$500,000	$25,000	$525,000	105,000

Thomas B. Akin 2400 Bridgeway, Suite 300 Sausalito, CA 94965 Telephone No.: (415) 332-3760 Telecopy No.: (415) 332-3760 x6019	$500,000	$25,000	$525,000	105,000

EDJ Limited c/o Deltec Bank & Trust Deltec House/Lyford Cay P.O. Box N-3229 Nassau, Bahamas Telephone No.: (415) 461-4410 Telecopy No.: (415) 461-4405 Attention: Jeffrey H. Porter	$100,000	$0	$100,000	20,000

Ben Joseph Partners 300 Drakes Landing Road, Suite 175 Greenbrae, CA 94904-3124 Telephone No.: (415) 461-4410 Telecopy No.: (415) 461-4405 Attention: Jeffrey H. Porter	$50,000	$0	$50,000	10,000

Pennell Venture Partners Marathon Fund II, LP Pennell Venture Partners 10 Jones Street, 6th Floor New York, NY 10014 Telephone No.: (212) 206-1295 Telecopy No.: (646) 365-3195 Attention: Thomas B. Pennell	$200,000	$0	$200,000	40,000

Name and address	Cash Invested at Closing	Senior Subordinated Debt Cancelled at Closing (including interest)	Investment Amount	Number of Units Purchased
John Larkin Centiv, Inc. 998 Forest Edge Drive Vernon Hills, IL 60061 Telephone: 847-876-8302 Fax: 847-955-1269	$100,000	$0	$100,000	20,000

Jim Corfman Minotaur Fund, L.P. 131 Olive Hill Lane Woodside, CA 94062	$500,000	$300,000	$800,000	160,000

Jeff Porter Porter Partners, L.P. 300 Drakes Landing Road Suite 175 Greenbrae, CA 94904-3124	$50,000	$150,000	$200,000	40,000

TOTAL	$2,000,000	$500,000	$2,500,000	500,000

EXHIBIT B

SERIES A EXCHANGE

Name of Purchaser	Shares of Series A Convertible Preferred Stock to be surrendered	Shares of Series B Preferred Stock to be issued in exchange
Talkot Crossover Fund 2400 Bridgeway, Suite 200 Sausalito, CA 94965	50,000	100,000

Thomas B. Akin 2400 Bridgeway, Suite 200 Sausalito, CA 94965	50,000	100,000

Pennell Venture Partners Marathon Fund II, LP Pennell Venture Partners 10 Jones Street, 6th Floor New York, NY 10014	20,000	40,000

EDJ Limited c/o Deltec Bank & Trust Deltec House/Lyford Cay P.O. Box N-3229 Nassau, Bahamas	10,000	20,000

Ben Joseph Partners 300 Drakes Landing Road, Suite 175 Greenbrae, CA 94904-3124	5,000	10,000

TOTAL	135,000	270,000

EXHIBIT C

CERTIFICATE OF DESIGNATIONS

See Exhibit 3.3

EXHIBIT D

FORM OF WARRANT

See Exhibit 4.5

EXHIBIT E

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

See Exhibit 4.5

EXHIBIT F

COMPANY COUNSEL OPINION MATTERS

These opinions will be delivered subject to Gardner Carton & Douglas LLC’s standard exceptions, conditions and caveats in similar opinions, including, without limitation, knowledge qualifiers where appropriate and a statement that the opinions are limited to the laws of the States of Illinois and Delaware and the federal laws of the United States.

(1)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the corporate power to own and hold its properties and to carry on its business as currently conducted.  The Company is duly qualified to do business in Illinois and is in good standing in that state.

(2)                                  The Company has the corporate power to execute, deliver and perform its obligations under the Agreement, the Investor Rights Agreement and the Warrants (collectively, the “Transaction Documents”).

(3)                                  Each of the Transaction Documents and the Certificate of Designations has been duly authorized by all requisite corporate action on the part of the Company.  Each of the Transaction Documents has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(4)                                  The authorized capital stock of the Company consists of Forty Million (40,000,000) shares, consisting of Thirty Five Million (35,000,000) shares of Class A Common Stock, per value $0.001 per share and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share, 1,000,000 of which have been designated Series A Convertible Preferred Stock and have the rights, preferences and privileges set forth in the Series A Convertible Preferred Stock Certificate of Designations and 1,000,000 of which have been designated Series B Convertible Preferred Stock and have the rights preferences and privileges set forth in the Series B Convertible Preferred Stock Certificate of Designations.  To our knowledge, Section 4.3 of the Disclosure Statement does not omit any outstanding capital stock of the Company or its subsidiaries or any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock.

(5)                                  The Shares and Warrants to be issued under the Securities Purchase Agreement have been duly authorized and, when issued and paid for in accordance with the provisions of the Securities Purchase Agreement, will be validly issued, and the Shares will be fully paid and nonassessable.  Any shares of Common Stock issuable under the Warrants when issued in accordance with the terms of the Warrants will be validly issued, fully paid and non-assesssable.  Any shares of Common Stock issuable upon conversion of the Series B Preferred Stock when issued in accordance with the terms of the Certificate of Designations will be validly issued, fully paid and non-assesssable.

(6)                                  The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations thereunder will not (a) result in any breach or violation of the terms or provisions of the Company’s Certificate of Incorporation (including the Series A Convertible Preferred Stock Certificate of Desingations) or Bylaws, (b) conflict with or contravene any law or regulation of any state or U.S. federal governmental authority applicable to the Company or its assets and property, (c) conflict with or contravene any writ, judgment or decree applicable to the

Company or its assets and properties of which we have knowledge, or (d) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party that is filed as an exhibit to, or incorporated by reference in, any of the SEC Documents.

(7)                                  To our knowledge, there is no action, suit, investigation or proceeding pending or overtly threatened in writing against the Company by or before any court, arbitrator or governmental body, department, commission, board, bureau, agency, or instrumentality which questions the validity of any of the Transaction Documents, the Shares, or the performance by the Company if its obligations under any of the Transaction Documents.

(8)                                  No consent, approval, authorization, or order of, and no notice to or filing with, any state or U.S. federal governmental agency or body (other than any securities law filings), or any court or any Delaware governmental agency with respect to the Delaware General Corporation Law, is required to be obtained or made by the Company for the execution and delivery by the Company of the Transaction Documents or performance by the Company of its obligations under any of the Transaction Documents or the Certificate of Designations, except such as have been obtained or made, or are contemplated by the Securities Purchase Agreement to be made after the Closing.

(9)                                  The Series B Convertible Preferred Stock Certificate of Designations has been duly filed with the Delaware Secretary of State.